Exhibit 10.27
PHH CORPORATION
2005 EQUITY AND INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION
AWARD NOTICE
Accelerated Vesting Schedule Modification
On June 28, 2005, PHH Corporation (the “Company”) awarded you Non-Qualified Stock Options. A portion of those Non-Qualified Stock Options would be subject to accelerated vesting on June 28, 2006, June 28, 2007, June 28, 2008 and June 28, 2009, if the Company achieves certain targets for net income growth and return on equity for each fiscal year ending immediately prior to such vesting date. However, due to the changes in the Company’s business during fiscal year 2005, the Compensation Committee has modified the accelerated vesting targets for 2005 as set forth below. This document constitutes part of and is subject to the terms and provisions of the Award Notice, the PHH Corporation Non-Qualified Stock Option Award Agreement (the “Agreement”), and the PHH Corporation 2005 Equity Incentive Plan (the “Plan”). The terms used but not defined in this modification shall have the meanings set forth in the Award Notice, the Agreement, or the Plan.

Optionee:	[Name] [Address]

Social Security #:	[Social Security Number]

Grant Date:	June 28, 2005

Number of Shares:	[ ]

Exercise Price:	$24.99

Expiration Date:	The Options shall expire at 5:00 p.m. Eastern Time on the 10th anniversary of the Grant Date, unless fully exercised or terminated earlier.

Performance Goals for Accelerated Vesting:

Modified Vesting Schedule:	Accelerated Vesting Date: June 28, 2006
25% of the Options shall become vested on June 28, 2006, if the Company achieves 100% of its target (Pre-Tax Income After Minority Interest, excluding spin-off related expenses, equal to $181.0 million) for the 2005 fiscal year.

Accelerated Vesting Date: June 28, 2007
25% of the Options shall become vested on June 28, 2007, if the Company achieves 100% of its target (Pre-Tax Income After Minority Interest, excluding one-time items, as determined by the Compensation Committee) for the fiscal year ended immediately prior to June 28, 2007.

Accelerated Vesting Date: June 28, 2008
25% of the Options shall become vested on June 28, 2008, if the Company achieves 100% of its target (Pre-Tax Income After Minority Interest, excluding one-time items, as determined by the Compensation Committee) for the fiscal year ended immediately prior to June 28, 2008.

Accelerated Vesting Date: June 28, 2009
25% of the Options shall become vested on June 28, 2009, if the Company achieves 100% of its target (Pre-Tax Income After Minority Interest, excluding one-time items, as determined by the Compensation Committee) for the fiscal year ended immediately prior to June 28, 2009.
All of the terms and conditions of the Non-Qualified Stock Option Award Notice, except those modified above, remain in full force and effect.

PHH CORPORATION

By:

Name:
Title:
Date:	December___, 2005
RETAIN THIS MODIFICATION, YOUR NOTIFICATION, AND YOUR AWARD AGREEMENT WITH YOUR
IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.